                                           EXHIBIT 10.2

This FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of October 12, 2007, and effective as of September 28, 2007, and is by and between STANLEY FURNITURE COMPANY, INC., a Delaware corporation (the “Borrower”); and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association and successor to SouthTrust Bank, an Alabama banking corporation (the “Lender”).

RECITALS

The Lender has made a certain credit facility (the “Loan”) available to the Borrower pursuant to the terms and conditions contained in that certain Credit Agreement dated as of August 29, 2003 between the Borrower and the Lender (as amended by that certain First Amendment to Credit Agreement dated as of April 23, 2004, that certain Second Amendment to Credit Agreement effective as of August 29, 2005, that certain Third Amendment to Credit Agreement effective as of August 28, 2006, and that certain Fourth Amendment to Credit Agreement effective as of July 13, 2007, the “Credit Agreement”).

The Borrower has requested that the Lender amend certain provisions of the Credit Agreement and, subject to the terms and conditions set forth in this Amendment, the Lender has agreed to do so.

NOW, THEREFORE, the Borrower and the Lender hereby agree as follows:

1.  The Credit Agreement is hereby amended as follows:

(a)           The definition of "Consolidated Net Earnings" in Section 5.1 of the Credit Agreement is hereby replaced in its entirety with the following:

"Consolidated Net Earnings" shall mean, for any applicable period, for the Borrower and its Subsidiaries on a Consolidated basis, the excess of (a) gross revenues (including all cash proceeds received in connection with the Continued Dumping and Subsidy Offset Act of 2000 for the applicable period) over (b) all expenses and charges of a proper character (including current and deferred taxes on income and current additions to reserves) each for the applicable period, but not including in gross revenues:  (i) any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sales, conversions or other dispositions of capital assets outside the ordinary course of business,  (ii) any gains resulting from the write-up of assets,  (iii) any earnings or deferred credit (or amortization of a deferred credit) of any Person acquired by the Borrower or any Subsidiary through purchase, merger or consolidation or otherwise for any year prior to the year of acquisition not included in gross revenues under GAAP, or  (iv) any deferred credit representing  the excess of equity in any Subsidiary of the Borrower at the date of acquisition over the cost of the investment in such Subsidiary, (v)  proceeds of life insurance  policies on any Responsible Officer exceeding $250,000 for such period, (vi) gains arising from the acquisition of debt securities for a cost less than the principal amount and accrued interest,  (vii) extraordinary items or transactions of a non-recurring or non-operating and material nature or arising from gains or sales relating to the discontinuance of operations, or  (viii) any portion of the net earnings (included in the determination of such Consolidated Net Earnings or such Consolidated Net Loss) of any Subsidiary which for any reason shall be unavailable for payment of dividends to the Borrower, all as determined in accordance with GAAP.  If the above calculation results in an amount less than zero, then for such period there shall be a Consolidated Net Loss as determined in the definition thereof in this Section.

(b)           The definition of "Consolidated Net Loss" in Section 5.1 of the Credit Agreement is hereby replaced in its entirety with the following:

"Consolidated Net Loss" shall mean, for any applicable period, for the Borrower and its Subsidiaries on a Consolidated basis, the excess of (a) expenses and charges of a proper character (including current and deferred taxes on income, provision for taxes on unremitted foreign earnings which are included in gross revenues, and current additions to resources) over (b) gross revenues for the same period (including all cash proceeds received in connection with the Continued Dumping and Subsidy Offset Act of 2000 for the applicable period), but not including in gross revenues those items listed in clauses (i) through (iv), inclusive, in the definition of “Consolidated Net Earnings” herein, all as determined in accordance with GAAP.  If the above calculation results in an amount of zero or more, then for such period there shall be Consolidated Net Earnings as determined in the definition thereof in this Section.

(c)           Section 5.2 of the Credit Agreement is hereby replaced in its entirety with the following:

Section 5.2.  Consolidated Operating Income to Consolidated Fixed Charges.  Consolidated Operating Income shall at all times be greater than 200% of Consolidated Fixed Charges.  This covenant shall be tested on a rolling four-quarter basis.  For purposes of calculating this ratio in each of the rolling four-quarter periods, the following amounts shall be excluded from the calculation of Consolidated Net Earnings and/or Consolidated Net Loss, as applicable for any period:  (1) the net, after tax effect of actual cash and non-cash charges, as applicable, recorded for any period in fiscal 2007 and fiscal 2008, in an amount up to $7,000,000 pretax in the aggregate (of which the cash portion of such charges shall be no greater than $2,000,000) related to the termination of the Borrower’s defined benefit pension plan and (2) the net, after tax effect of actual cash and non-cash charges, as applicable, recorded for any period in fiscal 2007 and fiscal 2008,  in an amount up to $10,000,000 pretax in the aggregate (of which the cash portion of such charges shall be no greater than $6,000,000) related to Borrower’s conversion of its Martinsville, Virginia facility.

2.           This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the Commonwealth of Virginia.

3.           The Borrower hereby acknowledges and agrees that, as of the date hereof, the unpaid principal balance of the Loan is $0.00 and that there are no set-offs or defenses against the Credit Agreement or the Note (as defined in the Credit Agreement).  The parties to this Amendment do not intend that this Amendment be construed as a novation of the Note or the Credit Agreement.  Except as hereby expressly extended and modified, the Note and Credit Agreement shall otherwise be unchanged, shall remain in full force and effect, and are hereby expressly approved, ratified and confirmed.

IN WITNESS WHEREOF, the parties hereto have executed or caused this instrument to be executed under seal as of the day and year first above written.

STANLEY FURNITURE COMPANY, INC.        [SEAL]

By:	/s/ Douglas I. Payne
Name:	Douglas I. Payne
Title:	Vice President - Finance and Administration

WACHOVIA BANK, NATIONAL ASSOCIATION        [SEAL]

By:	/s/ Jonathan R. Richardson
Name:	Jonathan R. Richardson
Title:	Vice President